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                                                                   Exhibit 10.31


COHESION TECHNOLOGIES
2500 FABER PLACE
PALO ALTO, CA 94303 USA
TEL 650.320.5500
FAX 650.320.5511

                                                    [COHESION TECHNOLOGIES LOGO]

September 18, 2001

William G. Mavity
288 South Gordon Way
Los Altos, CA 94022

Dear Bill:

I am delighted that you are considering the Board's offer to join Cohesion Technologies as our Chief Executive Officer & President and as a member of the Board of Directors. This letter outlines a package that I hope will meet your expectations.

Your salary will be $285,000 per year, to be paid biweekly at a rate of $10,961.54. Your base salary will be reviewed by the Board on approximately October first of each year for possible adjustment based upon your performance, consistent with company policy. In addition, with the Board of Directors' approval, you will be granted 465,000 incentive and non-qualified stock options to purchase Cohesion Technologies Common Stock as described in Cohesion's stock option plan. The options will be priced at the fair market value on your first day of employment at the Company.

You will be eligible to participate in our company's group health, dental, vision, short-term disability, long-term disability, and life insurance plans, effective upon your first day of employment. You will also be eligible to invest in the Cohesion Technologies 401(k) Plan and our Employee Stock Purchase Plan. You will be eligible for 20 days paid vacation per year. Unused vacation may be carried over to subsequent years without limit.

Also as we discussed, any Board of Director's positions held by you, outside of your role on the Cohesion Technologies Board, must receive prior approval by the full Cohesion Board. As we now understand, you currently have a Chairman responsibility at one (1) private company that you have indicated will not infringe upon your duties as our C.E.O. & President. Additional Board responsibilities which you currently have will either be terminated over a reasonable period or receive specific concurrence by the Cohesion Board.

Cohesion Technologies expects all employees to protect proprietary information gained from prior and current employment. As such, we request that you honor your confidentiality obligations to other companies and that you sign our (employee-specific) Cohesion Confidentiality and NonDisclosure Agreement.

Termination of Employment with Justifiable Cause:

Employment may be terminated by the Company at any time for Justifiable Cause provided the company will pay you as a severance payment an amount equal to the then current monthly base. Justifiable cause will include any of the following:
1) conviction for, or plea of nolo contendre, of a felony or crime involving moral turpitude, 2) commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, 3) commission of an act or failure to act, which the Board shall reasonably have found to involve misconduct or gross
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negligence, 4) habitual absenteeism, alcoholism or drug dependency which interferes with the performance of duties, 5) material refusal or failure to carry out a direct request of the Board of Directors after 60 days' written notice of correction period. The payment of the severance payment will discharge all of the Company's obligations to you.

Termination without Justifiable Cause:

The Company may terminate your employment at any time without Justifiable Cause. If you are terminated without justifiable cause during your first 12 months' employment, the Company will pay you 12 months' base salary severance payment. After 12 months' employment, you will receive 24 months' severance. Constructive Termination will be treated as an involuntary termination without Justifiable Cause. Constructive Termination means a material reduction in salary or benefits or a requirement to relocate associated with a Change in Control defined as a merger or acquisition.

Bill, I look forward to confirmation of your acceptance and having you join Cohesion and to the success of our company!

Sincerely,

/s/ John Daniels, M.D.

John Daniels, M.D.
Chairman of the Board
Cohesion Technologies, Inc.



cc: Craig Davenport
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                                                    [COHESION TECHNOLOGIES LOGO]

Dear John,

I, William G. Mavity, accept the position of Chief Executive Officer at Cohesion Technologies, based on the terms outlined above. My expected start date is September 18, 2001. My expected start date as Chief Executive Officer is October 1, 2001.


/s/ William G. Mavity
-----------------------------------
William G. Mavity